Exhibit 99.1

Molson Coors Increases Dividend, Reports Higher Underlying After-Tax Income and EBITDA for Full Year 2013, But Slightly Lower After-Tax Income for the Fourth Quarter

$1.47 billion of Underlying EBITDA and $892 million of Underlying Free Cash Flow Generated for Full Year

Company Announces New Dividend Payout Ratio Target, 16 percent Quarterly Dividend Increase

Fourth Quarter 2013 Highlights (1)(2)

  Worldwide beer volume: 14.079 million hectoliters, increased 0.1%
  Net sales: $1.03 billion, decreased 0.2%
  Underlying after-tax income: $125.8 million, decreased 0.2% ($0.68 per diluted share)
  U.S. GAAP net income from continuing operations attributable to MCBC: $131.2 million, increased 118.3% ($0.71 per diluted share)
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $313.8 million, increased 2.4%

Full Year 2013 Highlights (1)(2)

  Worldwide beer volume: 59.738 million hectoliters, increased 8.5%
  Net sales: $4.21 billion, increased 7.4%
  Underlying after-tax income: $727.1 million, increased 2.3% ($3.95 per diluted share)
  U.S. GAAP net income from continuing operations attributable to MCBC: $565.3 million, increased 28.0% ($3.07 per diluted share)
  Underlying EBITDA (earnings before interest, taxes, depreciation and amortization): $1.47 billion, increased 5.1%
  Underlying Free Cash Flow: $892.0 million, increased 3.2%

DENVER & MONTREAL--(BUSINESS WIRE)--February 13, 2014--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today announced a 16 percent increase in its dividend for the first quarter of 2014 and reported 0.2 percent lower underlying after-tax income for the fourth quarter 2013, due to a higher underlying effective tax rate. Underlying fourth quarter pretax income increased 6.5 percent, driven by improved performance in the U.S. and Europe, along with less underlying interest expense versus a year ago. U.S. GAAP net income from continuing operations attributable to MCBC for the fourth quarter increased 118.3 percent due to lower U.S. GAAP income tax expense and higher non-core gains, along with improved financial results in the U.S. and Europe. (See Special and Other Non-Core Items below for details.) Worldwide beer volume increased 0.1 percent. Net sales declined 0.2 percent in the fourth quarter of 2013, driven by unfavorable foreign exchange.

Molson Coors president and chief executive officer Peter Swinburn said, "In the 4th quarter, Molson Coors increased underlying pretax earnings 6.5 percent, expanded pretax margins and generated substantial underlying EBITDA and free cash flow. Underlying after-tax income declined less than one percent due to a higher tax rate in the quarter. For full year 2013, we grew underlying after-tax earnings and EBITDA and exceeded our targets for cost savings, cash generation and debt reduction. The funded status of our pension plans improved by $448 million -- including our portion of MillerCoors -- and we paid down $114 million of cross-currency net liabilities. Regionally, our U.S. business improved results, especially late in the year, Europe performed well in a difficult environment, Canada struggled, and International made significant progress toward its goal of profitability by 2016. Particular challenges included Miller Lite in the U.S. and Coors Light in Canada, along with commercial performance in Serbia. Nonetheless, our focus on building our core brands, growing the above-premium segment of our portfolio, and driving sales revenue from innovation delivered significantly improved results this year. Our overall brand performance was strong, and strategically we are gaining momentum in the areas that will have the most impact on our financial results as markets begin to improve."

Swinburn added, "Our U.S. GAAP after-tax income increased 118 percent in the fourth quarter and 28 percent for the year, primarily due to a lower U.S. GAAP effective tax rate and higher non-core gains, along with improved financial results in the U.S. and Europe. Also, in recognition of the substantial progress we have made in paying down debt, our board has authorized an increase in our quarterly dividend from 32 cents per share to 37 cents per share, beginning in the first quarter of 2014. This 16 percent increase results in an annual dividend amount of $1.48 per share, which represents a payout ratio of 18.4 percent of 2013 underlying EBITDA. Equally important, our company is adopting for the first time a dividend payout ratio target of 18 percent to 22 percent of trailing underlying EBITDA, which we anticipate will keep our dividend in a competitive range for global beer companies for the foreseeable future."

Quarterly Dividend Increased 16%

Molson Coors Brewing Company (NYSE: TAP, TAP.A) today declared an increased regular quarterly dividend of US$0.37 per share, payable March 17, 2014, to Class A and Class B shareholders of record on February 28, 2014. This dividend represents a 16 percent increase from the previous quarterly rate of US$0.32 per share and raises the annual dividend rate to $1.48 per share. In addition, Molson Coors Canada Inc. (TSX: TPX.B, TPX.A), declared a quarterly dividend of the Canadian dollar equivalent of US$0.37 per share using today’s noon spot exchange rate as reported by the Bank of Canada, payable March 17, 2014, to Class A exchangeable and Class B exchangeable shareholders of record on February 28, 2014.

Underlying EBITDA and Free Cash Flow

Underlying earnings before interest, taxes, depreciation and amortization, or underlying EBITDA, reached $313.8 million in the fourth quarter, a 2.4 percent increase from a year ago. Full year underlying EBITDA increased 5.1 percent from a year ago to $1.47 billion this year.

Underlying free cash flow for the year totaled $892.0 million. This represents an increase of $27.3 million over strong cash generation in 2012.

Cost Savings Highlights

In 2013, the company delivered more than $70 million of cost savings excluding MillerCoors, which achieved an additional $102 million of cost savings. Molson Coors benefits from 42% of MillerCoors cost savings, equal to $43 million in 2013.

Foreign Exchange

The Company’s fourth quarter underlying consolidated pretax income includes a net neutral impact from foreign currency movements. Foreign currency was approximately $2 million positive in Europe, $2 million positive in Corporate, and $4 million negative in Canada.

Effective Income Tax Rates

The Company’s fourth quarter effective income tax rate was 9 percent on a reported basis and 23 percent on an underlying basis. On an underlying basis, our effective tax rate was approximately 5 percentage points higher than prior year primarily due to an immaterial out-of-period adjustment to uncertain tax positions related to prior years.

The Company’s full year 2013 effective tax rate was 13 percent on a reported basis and 15 percent on an underlying basis. The Company estimates that its underlying effective tax rate will be in the range of 16 percent to 20 percent for full year 2014, assuming no further changes in tax laws, settlement of tax audits, or adjustments to our uncertain tax positions.

Debt

Total debt at the end of the fourth quarter was $3.80 billion, and cash and cash equivalents totaled $442.3 million, resulting in net debt of $3.36 billion, which is $686.5 million lower than at the end of 2012.

Fourth Quarter Business Segment Results

The following are the Company’s fourth quarter 2013 results by business segment:

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment equity income increased 26.9 percent to $102.7 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter increased 30.2 percent to $241.9 million, driven by marketing and administrative cost reductions, domestic pricing and brand mix, partially offset by the impact of lower volumes and commodity and brewery inflation.

MillerCoors domestic sales to retailers (STRs) declined 1.9 percent for the quarter. Domestic sales to wholesalers (STWs) decreased 2.2 percent. Total company net revenue per hectoliter increased 2.9 percent. Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 3.1 percent primarily due to favorable net pricing and brand mix. Third-party contract brewing volumes increased 1.1 percent.

Cost of goods sold (COGS) per hectoliter increased 4.1 percent, driven by commodity and brewery inflation, lower volume and higher costs associated with brand innovation. Marketing, general and administrative (MG&A) expense decreased 12.0 percent, driven primarily by media investment phasing and lower pension and employee-benefit-related expenses.

Depreciation and amortization expenses for MillerCoors in the fourth quarter were $80.5 million, and additions to tangible and intangible assets totaled $165.9 million.

Canada Business

Canada underlying pretax income decreased 14.0 percent to $86.9 million in the quarter and decreased 9.0 percent in local currency. Despite the return of National Hockey League play, continued weak consumer demand and promotional challenges drove the decline in Canada pretax income. A decrease in the Canadian dollar versus the U.S. dollar resulted in an approximate $4 million negative foreign exchange impact in the quarter.

STRs increased 2.6 percent in the fourth quarter due to the Company's change to a Gregorian calendar, which added three days to the end of the fourth quarter in 2013. These three days added approximately three percentage points to fourth quarter STRs but did not have a significant impact on pretax profit. On a comparable-calendar basis, the Canadian beer market increased volume approximately one-half percent, and our market share decreased about one-half percentage point versus a year ago. Fourth quarter sales volume for Molson Coors Canada increased 2.4 percent. Net sales per hectoliter increased 1.6 percent in local currency, driven by favorable pricing and export business results.

COGS per hectoliter increased 1.0 percent in local currency, driven by a mix shift toward higher-cost brands and packages, partially offset by cost savings. MG&A expense increased 21.1 percent in local currency, driven by the cycling of last year's NHL lockout and related reductions in marketing, sales and promotion expense in that year.

Europe Business(4)

Europe underlying pretax income increased 11.8 percent to $39.7 million driven by volume growth, positive pricing, lower supply chain costs and an approximate $2 million benefit from favorable foreign currency movements.

Europe sales volume increased 1.5 percent due to improved performance in the U.K., Romania, Hungary and the Czech Republic. This was partially offset by continued overall weak demand in the region, particularly in Serbia and Bulgaria. Europe net sales per hectoliter decreased 1.9 percent in local currency, with negative channel and package mix partially offset by positive pricing.

COGS per hectoliter decreased 3.9 percent in local currency as a result of lower supply chain costs and a mix shift to lower-cost channels and packages.

MG&A expenses increased 4.3 percent in local currency, driven by higher incentive compensation this year, along with year-over-year differences in the timing of marketing and sales.

International Business (5)

The International segment posted an underlying pretax loss of $5.6 million in the fourth quarter, versus income of $0.3 million a year ago, due to the negative impact of transferring the Carling travel and export business to the Europe segment ("Carling transfer") and of cycling one-time cost reductions last year.

Total International sales volume, including royalty volume, decreased 3.6 percent primarily due to the industry weakness in our Ukraine license market and the negative impact of the Carling transfer. This decline was partially offset by strong growth in Mexico and Latin America. Net sales per hectoliter decreased 4.7 percent, driven by the negative impact of movements in the Japanese Yen and unfavorable geographic mix.

COGS per hectoliter increased 16.6 percent, primarily due to cycling non-recurring cost reductions from last year, the addition of contract brewing volume in India and the Carling transfer. International MG&A expense increased 6.3 percent, driven by marketing investment in the Coors and Blue Moon launches in Australia and the timing of marketing investment in Japan.

Corporate

Underlying Corporate pretax expenses totaled $59.8 million for the fourth quarter. This $4.0 million decrease was driven by lower underlying interest expense due to debt repayment.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special items resulted in a $34.2 million pretax charge, primarily driven by a $13.2 million loss resulting from the termination of our Tradeteam distribution agreements and subsequent sale of our 49.9% interest in Tradeteam to DHL, as well as a $17.9 million impairment charge related to the definite-lived intangible brand assets in Canada associated with the Miller licensing agreement. Additionally, we recognized a $13.6 million charge for employee-related restructuring expenses and special termination benefits for some of our defined-benefit pension plans. These charges were partially offset by a gain of $5.9 million recognized upon finalizing the sale of our interest in our MC Si'hai joint venture in China, as well as a $4.6 million net gain recognized for insurance payments received related to the floods in Europe that occurred in the second quarter of 2013.

During the quarter, MillerCoors reported $4.8 million in special charges related to restructuring and asset write-offs in connection with a Business Transformation project. Our portion of these charges is $2.0 million at our 42 percent economic ownership share.

Other non-core items resulted in a $17.6 million pretax gain, which was primarily due to a $22.3 million gain on sale of non-core assets, partially offset by $2.4 million of integration-related costs and $2.3 million of unrealized losses on our commodity hedges and other foreign currency balances.

2013 Fourth Quarter and Year-End Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2013 fourth quarter and full year results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 6, 2014. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income, underlying EBITDA and underlying free cash flow by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for both underlying after-tax income and underlying EBITDA and net cash provided by operating activities for underlying free cash flow. For further details regarding these adjustments, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures.

(2) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly and annual comparative results are for the Company’s fiscal fourth quarter and full year ended December 31, 2013, compared to the fiscal fourth quarter and full year ended December 29, 2012. On November 14, 2013, our Board of Directors approved a resolution to change MCBC's fiscal year from a 52/53 week fiscal year to a calendar year. As such, our current fiscal year was extended from December 28, 2013, to December 31, 2013, with subsequent fiscal years beginning on January 1 and ending on December 31 of each year. Beginning January 1, 2014, quarterly results will be for the three month periods ending March 31, June 30, September 30, and December 31. This change aligns our fiscal year and interim reporting periods with our Central Europe business and MillerCoors, which are already following a monthly fiscal reporting calendar. Unless otherwise indicated, fiscal year 2013 refers to the period from December 30, 2012, through December 31, 2013, and fiscal year 2012 refers to the 52 weeks ended December 29, 2012. The impact of the three additional days in fiscal year 2013 is immaterial to the consolidated financial statements. Additionally, all per-hectoliter calculations exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(3) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 8).

(4) Amounts for the fourth quarter of 2012 include the actual results of operations for the U.K. combined with the actual results of operations for Central Europe. These businesses were combined into the company's Europe segment beginning in 2013.

(5) Beginning December 30, 2012, with the combination of our U.K. and Central Europe businesses, our Carling travel and export business is reported in our Europe segment. For periods prior to this date, this business was included within the International business.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Europe, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Staropramen and Carling. Molson Coors is listed as the beverage industry sector leader on the 2013/2014 Dow Jones Sustainability World Index (W1SGITRD), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy and 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "expect,” "intend,” "anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, impact of competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate our Central Europe business; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; risks relating to operations outside North America; success of our joint ventures; lack of full-control over the operations of MillerCoors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2013, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company and Subsidiaries
Table 1: 2013 Fourth Quarter Underlying After-Tax Income
($ In millions, except per share data)
(Unaudited)

	Fourth Quarter Ended
	December 31,	December 29,
	2013	2012
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax	$131.2	$60.1
Per diluted share	$0.71	$0.33
Add/(less):
Pretax special items, net	34.2	22.8
Proportionate share of MillerCoors special items, net(1)	2.0	6.5
Acquisition, integration and financing related costs(2)	2.4	4.6
Unrealized mark-to-market (gains) and losses(3)	2.3	(3.6)
Other non-core items(4)	(22.3)	(4.9)
Tax effects of Serbia statutory tax rate increase(5)	—	38.3
Tax effects related to special and other non-core items	(24.0)	2.3
Non-GAAP: Underlying after-tax income	$125.8	$126.1
Per diluted share	$0.68	$0.69
(1)	Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

(2)	In Q4 2013, $2.4 million costs included in Marketing, General and Administrative Expenses. In Q4 2012, $4.6 million costs included in Marketing, General and Administrative Expenses.

(3)	In Q4 2013, $1.0 million loss included in Other Income (Expense), net, and $1.3 million loss in Cost of Goods Sold. In Q4 2012, $18.0 million loss included in Other Income (Expense), net, $0.3 million gain in Cost of Goods Sold, and $21.3 million gain included in Interest Expense, net.

(4)	Included in Other Income (Expense), net.

(5)	Included in Income Tax Benefit (Expense).

Molson Coors Brewing Company and Subsidiaries
Table 2: 2013 Fourth Quarter Underlying Pretax Income (Loss)
($ In millions)
(Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2013 4th Q Income (loss) from continuing operations before income taxes	$60.9	$100.7	$25.9	$—	$(42.2)	$145.3
Add/(less):
Pretax special items, net	26.0	—	12.8	(5.6)	1.0	34.2
Proportionate share of MillerCoors special items, net(1)	—	2.0	—	—	—	2.0
Acquisition and integration related costs(2)	—	—	1.0	—	1.4	2.4
Unrealized mark-to-market (gains) and losses(3)	—	—	—	—	2.3	2.3
Other non-core items(4)	—		—	—	(22.3)	(22.3)
Non-GAAP: 2013 4th Q underlying pretax income (loss)	$86.9	$102.7	$39.7	$(5.6)	$(59.8)	$163.9
Percent change 2013 4th Q vs. 2012 4th Q underlying pretax income (loss)	(14.0)%	26.9%	11.8%	N/M	6.3%	6.5%
U.S. GAAP: 2012 4th Q Income (loss) from continuing operations before income taxes	$92.2	$74.4	$23.3	$(1.8)	$(59.6)	$128.5
Add/(less):
Pretax special items, net	8.8	—	11.0	2.1	0.9	22.8
Proportionate share of MillerCoors special items, net(1)	—	6.5	—	—	—	6.5
Acquisition, integration and financing related costs(2)	—	—	1.2	—	3.4	4.6
Unrealized mark-to-market (gains) and losses(3)	—	—	—	—	(3.6)	(3.6)
Other non-core items(4)	—	—	—	—	(4.9)	(4.9)
Non-GAAP: 2012 4th Q underlying pretax income (loss)	$101.0	$80.9	$35.5	$0.3	$(63.8)	$153.9
N/M = not meaningful

(1)	Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

(2)	In Q4 2013, $2.4 million costs included in Marketing, General and Administrative Expenses. In Q4 2012, $4.6 million costs included in Marketing, General and Administrative Expenses.

(3)	In Q4 2013, $1.0 million loss included in Other Income (Expense), net, and $1.3 million loss in Cost of Goods Sold. In Q4 2012, $18.0 million loss included in Other Income (Expense), net, $0.3 million gain in Cost of Goods Sold, and $21.3 million gain included in Interest Expense, net.

(4)	Included in Other Income (Expense), net.

Molson Coors Brewing Company and Subsidiaries
Table 3: 2013 Full Year Underlying After-Tax Income
($ In millions, except per share data)
(Unaudited)

	Full Year Ended
	December 31,	December 29,
	2013	2012
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax	$565.3	$441.5
Per diluted share	$3.07	$2.43
Add/(less):
Pretax special items, net	200.0	81.4
Proportionate share of MillerCoors special items, net(1)	8.3	13.4
Acquisition, integration and financing related costs(2)	10.7	170.5
Unrealized mark-to-market (gains) and losses(3)	15.4	12.8
Other non-core items(4)	(23.5)	(5.0)
Tax effect of Serbia statutory tax rate increase(5)	—	38.3
Noncontrolling interest effect on special items	—	(5.1)
Tax effects related to special and other non-core items	(49.1)	(37.3)
Non-GAAP: Underlying after-tax income	$727.1	$710.5
Per diluted share	$3.95	$3.91
(1)	Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

(2)	In 2013, $10.7 million costs included in Marketing, General and Administrative Expenses. In 2012, $40.2 million costs included in Marketing, General and Administrative Expenses, $8.6 million costs included in Cost of Goods Sold, $50.8 million loss included in Interest Expense, net, and $70.9 million loss included in Other Income (Expense), net.

(3)	In 2013, $7.3 million loss included in Other Income (Expense), net, $2.7 million loss in Cost of Goods Sold, and $5.4 million loss included in Interest Expense, net. In 2012, $23.8 million loss included in Other Income (Expense), net, $3.0 million gain in Cost of Goods Sold, and $8.0 million gain included in Interest Expense, net.

(4)	Included in Other Income (Expense), net.

(5)	Included in Income Tax Benefit (Expense).

Molson Coors Brewing Company and Subsidiaries
Table 4: 2013 Full Year Underlying Pretax Income (Loss)
($ In millions)
(Unaudited)

	Business					Total
	Canada	U.S.	Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2013 Full Year Income (loss) from continuing operations before income taxes	$363.3	$539.0	$34.3	$(11.8)	$(270.3)	$654.5
Add/(less):
Pretax special items, net	30.7	—	172.4	(4.4)	1.3	200.0
Proportionate share of MillerCoors special items, net(1)	—	8.3	—	—	—	8.3
Acquisition and integration related costs(2)	—	—	6.6	—	4.1	10.7
Unrealized mark-to-market (gains) and losses(3)	—	—	—	—	15.4	15.4
Other non-core items(4)	(1.2)	—	—	—	(22.3)	(23.5)
Non-GAAP: 2013 Full Year underlying pretax income (loss)	$392.8	$547.3	$213.3	$(16.2)	$(271.8)	$865.4
Percent change 2013 vs. 2012 Full Year underlying pretax income (loss)	(10.1)%	4.4%	24.0%	44.9%	(14.0)%	—%
U.S. GAAP: 2012 Full Year Income (loss) from continuing operations before income taxes	$423.0	$510.9	$136.2	$(72.1)	$(405.9)	$592.1
Add/(less):
Pretax special items, net	13.7	—	23.5	42.2	2.0	81.4
Proportionate share of MillerCoors special items, net(1)	—	13.4	—	—	—	13.4
Acquisition, integration and financing related costs(2)	—	—	13.0	—	157.5	170.5
Unrealized mark-to-market (gains) and losses(3)	—	—	—	—	12.8	12.8
Other non-core items(4)	—	—	(0.7)	0.5	(4.8)	(5.0)
Non-GAAP: 2012 Full Year underlying pretax income (loss)	$436.7	$524.3	$172.0	$(29.4)	$(238.4)	$865.2
(1)	Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income.

(2)	In 2013, $10.7 million costs included in Marketing, General and Administrative Expenses. In 2012, $40.2 million costs included in Marketing, General and Administrative Expenses, $8.6 million costs included in Cost of Goods Sold, $50.8 million loss included in Interest Expense, net, and $70.9 million loss included in Other Income (Expense), net.

(3)	In 2013, $7.3 million loss included in Other Income (Expense), net, $2.7 million loss in Cost of Goods Sold, and $5.4 million loss included in Interest Expense, net. In 2012, $23.8 million loss included in Other Income (Expense), net, $3.0 million gain in Cost of Goods Sold, and $8.0 million gain included in Interest Expense, net.

(4)	Included in Other Income (Expense), net.

Molson Coors Brewing Company and Subsidiaries
Table 5: Underlying EBITDA
($ In millions)
(Unaudited)

	Fourth Quarter Ended			Full Year Ended
	December 31,	December 29,		December 31,	December 29,
	2013	2012	% change	2013	2012	% change
U.S. GAAP: Net income attributable to MCBC from continuing operations	$131.2	$60.1	118.3%	$565.3	$441.5	28.0%
Add: Net income (loss) attributable to noncontrolling interests	0.4	(0.4)	(200.0)%	5.2	(3.9)	N/M
U.S. GAAP: Net income (loss) from continuing operations	$131.6	$59.7	120.4%	$570.5	$437.6	30.4%
Add: Interest expense (income), net	36.2	22.2	63.1%	170.1	185.0	(8.1)%
Add: Income tax expense (benefit)	13.7	68.8	(80.1)%	84.0	154.5	(45.6)%
Add: Depreciation and amortization	82.4	80.7	2.1%	320.5	272.7	17.5%
Adjustments to arrive at underlying EBITDA(1)	14.8	40.2	(63.2)%	194.9	216.9	(10.1)%
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(2)	35.1	34.8	0.9%	128.5	131.2	(2.1)%
Non-GAAP: Underlying EBITDA	$313.8	$306.4	2.4%	$1,468.5	$1,397.9	5.1%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income within the table above, excluding adjustments related to interest, taxes and depreciation and amortization, as these items are added back in total as adjustments to net income attributable to MCBC from continuing operations.

(2)	Adjustments to our equity income from MillerCoors, which include our proportional share of MillerCoors' interest, income tax, depreciation and amortization, specials, and amortization of the difference between the MCBC contributed cost basis and proportional share of the underlying equity in net assets of MillerCoors.

Molson Coors Brewing Company and Subsidiaries
Table 6: 2013 Underlying Free Cash Flow
($ In millions)
(Unaudited)

	Full Year Ended
	December 31, 2013	December 29, 2012
U.S. GAAP: Net Cash Provided by Operating Activities	$1,168.2	$983.7
Less: Additions to properties(1)	(293.9)	(222.3)
Less: Investment in MillerCoors(1)	(1,186.5)	(1,008.8)
Add: Return of capital from MillerCoors(1)	1,146.0	942.4
Add: Cash impact of Special items(2)	48.8	11.6
Add: Costs related to the Acquisition(3)	7.7	134.7
Add: MillerCoors investments in businesses(4)	—	14.4
Add: MillerCoors purchase of noncontrolling interest(4)	—	9.0
Add: MillerCoors cash impact of Special items(1)	1.7	—
Non-GAAP: Underlying Free Cash Flow	$892.0	$864.7

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by operating activities and primarily relates to restructuring costs paid.

(3)	Included in Net cash provided by operating activities and reflects integration costs of $7.7 million and $37.6 million paid in 2013 and 2012, respectively. Additionally, the adjustment to 2012 Net cash provided by operating activities reflects the loss related to settlement of Treasury Locks of $39.2 million and Euro currency purchase loss of $57.9 million.

(4)	Amounts represent our proportionate 42% share of the cash flow impacts, as determined by management. These items adjust operating cash flow to arrive at our underlying free cash flow for 2012.

MillerCoors LLC
Table 7: Underlying Net Income Attributable to MillerCoors
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
U.S. GAAP: Net income attributable to MillerCoors	$237.1	$170.4	$1,270.5	$1,190.9
Add: Special items, net	4.8	15.4	19.8	31.8
Less: Tax effect of adjustments to arrive at underlying after-tax income	—	—	—	—
Non-GAAP: Underlying net income attributable to MillerCoors	$241.9	$185.8	$1,290.3	$1,222.7

Molson Coors Brewing Company and Subsidiaries
Table 8: Underlying Equity Income in MillerCoors
($ In millions)
(Unaudited)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
U.S. GAAP: Net Income Attributable to MillerCoors	$237.1	$170.4	$1,270.5	$1,190.9
Multiply: MCBC economic interest (%) in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$99.6	$71.6	$533.6	$500.2
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors(1)	1.2	1.8	4.6	4.9
Add: Share-based compensation adjustment(2)	(0.1)	1.0	0.8	5.8
U.S. GAAP: Equity Income in MillerCoors	$100.7	$74.4	$539.0	$510.9
Add: Proportionate share of MillerCoors special items	2.0	6.5	8.3	13.4
Less: Tax effect on special items	—	—	—	—
Non-GAAP: Underlying Equity Income in MillerCoors	$102.7	$80.9	$547.3	$524.3

(1)	Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by $666.2 million as of December 31, 2013. This basis difference, with the exception of certain non-amortizing items (goodwill, land, etc.), is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.

(2)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors.

Pretax and after-tax underlying income, underlying free cash flow, and underlying EBITDA (earnings before interest, taxes, depreciation and amortization) should be viewed as supplements to, not substitutes for, our results of operations and cash flow presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income, underlying free cash flow and underlying EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income, underlying free cash flow and underlying EBITDA performance are used by and are useful to investors and other users of our financial statements in evaluating our operating and cash performance because they provide them with additional tools to evaluate our performance without regard to special and other non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Worldwide Beer Volume

Molson Coors Brewing Company and Subsidiaries
Table 9: Worldwide Beer Volume
(In millions of hectoliters)
(Unaudited)

	Fourth Quarter Ended			Full Year Ended
	December 31,	December 29,		December 31,	December 29,
	2013	2012	% Change	2013	2012	% Change
Financial Volume	7.059	6.897	2.3%	30.521	25.343	20.4%
Royalty Volume	0.319	0.344	(7.3)%	1.353	1.064	27.2%
Owned Volume	7.378	7.241	1.9%	31.874	26.407	20.7%
Proportionate Share of Equity Investment Sales-to-Retail(1)	6.701	6.823	(1.8)%	27.864	28.652	(2.8)%
Total Worldwide Beer Volume	14.079	14.064	0.1%	59.738	55.059	8.5%

(1)	Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.

U.S. GAAP Measures

Molson Coors Brewing Company and Subsidiaries
Table 10: Condensed Consolidated Statements of Operations
($ In millions, except per share data)
(Unaudited)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 29,	December 31,	December 29,
	2013	2012	2013	2012
Volume in hectoliters	7.059	6.897	30.521	25.343
Sales	$1,489.7	$1,480.2	$5,999.6	$5,615.0
Excise taxes	(461.3)	(450.0)	(1,793.5)	(1,698.5)
Net sales	1,028.4	1,030.2	4,206.1	3,916.5
Cost of goods sold	(644.4)	(646.6)	(2,545.6)	(2,352.5)
Gross profit	384.0	383.6	1,660.5	1,564.0
Marketing, general and administrative expenses	(296.4)	(272.5)	(1,193.8)	(1,126.1)
Special items, net	(34.2)	(22.8)	(200.0)	(81.4)
Equity income in MillerCoors	100.7	74.4	539.0	510.9
Operating income (loss)	154.1	162.7	805.7	867.4
Interest income (expense), net	(36.2)	(22.2)	(170.1)	(185.0)
Other income (expense), net	27.4	(12.0)	18.9	(90.3)
Income (loss) from continuing operations before income taxes	145.3	128.5	654.5	592.1
Income tax expense	(13.7)	(68.8)	(84.0)	(154.5)
Net Income (loss) from continuing operations	131.6	59.7	570.5	437.6
Income (loss) from discontinued operations, net of tax	0.3	(0.1)	2.0	1.5
Net income (loss) including noncontrolling interests	131.9	59.6	572.5	439.1
Less: Net (income) loss attributable to noncontrolling interests	(0.4)	0.4	(5.2)	3.9
Net income (loss) attributable to MCBC	$131.5	$60.0	$567.3	$443.0

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.72	$0.33	$3.09	$2.44
From discontinued operations	—	—	0.01	0.01
Basic net income per share	$0.72	$0.33	$3.10	$2.45

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.71	$0.33	$3.07	$2.43
From discontinued operations	—	—	0.01	0.01
Diluted net income per share	$0.71	$0.33	$3.08	$2.44

Weighted average shares - basic	183.9	181.3	183.0	180.8
Weighted average shares - diluted	185.0	182.2	184.2	181.8

Dividends per share	$0.32	$0.32	$1.28	$1.28

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$131.2	$60.1	$565.3	$441.5
Income (loss) from discontinued operations, net of tax	0.3	(0.1)	2.0	1.5
Net income (loss) attributable to MCBC	$131.5	$60.0	$567.3	$443.0

Molson Coors Brewing Company and Subsidiaries
Table 11: Canada Segment Results of Operations
($ In millions)
(Unaudited)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 29,	December 31,	December 29,
	2013	2012	2013	2012
Volume in hectoliters	2.015	1.968	8.332	8.505
Sales	$614.5	$624.1	$2,575.1	$2,675.2
Excise taxes	(151.2)	(152.6)	(631.3)	(638.4)
Net sales	463.3	471.5	1,943.8	2,036.8
Cost of goods sold	(264.5)	(270.9)	(1,104.3)	(1,120.7)
Gross profit	198.8	200.6	839.5	916.1
Marketing, general and administrative expenses	(113.2)	(99.1)	(448.0)	(476.5)
Special items, net	(26.0)	(8.8)	(30.7)	(13.7)
Operating income (loss)	59.6	92.7	360.8	425.9
Other income (expense), net	1.3	(0.5)	2.5	(2.9)
Income (loss) before income taxes	$60.9	$92.2	$363.3	$423.0

Molson Coors Brewing Company and Subsidiaries
Table 12: Europe Results of Operations
($ In millions)
(Unaudited)

	Fourth Quarter Ended
	December 31, 2013	December 29, 2012
Volume in hectoliters(1)	4.773	4.701
Sales(1)	$831.8	$814.1
Excise taxes	(304.0)	(291.2)
Net sales(1)	527.8	522.9
Cost of goods sold	(355.6)	(359.3)
Gross profit	172.2	163.6
Marketing, general and administrative expenses	(137.9)	(129.7)
Special items, net	(12.8)	(11.0)
Operating income (loss)	21.5	22.9
Interest income, net	1.3	1.4
Other income (expense), net	3.1	(1.0)
Income (loss) before income taxes	$25.9	$23.3

(1)	Reflects gross segment sales and for Q4 2013 includes intercompany sales to MCI of 0.014 million hectoliters and $1.2 million of net sales. Q4 2012 includes intercompany sales to MCI of 0.048 million hectoliters and $3.3 million of net sales. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 13: PRO FORMA Europe Results of Operations
($ In millions)
(Unaudited)

	Full Year Ended
	December 31, 2013	December 29, 2012
	Actual	Actual - Europe(1)	Pro Forma - Central Europe(2)	Pro Forma Combined(3)
Volume in hectoliters(4)	21.146	15.896	5.303	21.199
Sales(4)	$3,265.4	$2,783.6	$420.5	$3,204.1
Excise taxes	(1,137.1)	(1,036.1)	(92.8)	(1,128.9)
Net sales(4)	2,128.3	1,747.5	327.7	2,075.2
Cost of goods sold	(1,357.5)	(1,159.9)	(194.2)	(1,354.1)
Gross profit	770.8	587.6	133.5	721.1
Marketing, general and administrative expenses	(569.5)	(431.4)	(108.8)	(540.2)
Special items, net	(172.4)	(23.5)	—	(23.5)
Operating income (loss)	28.9	132.7	24.7	157.4
Interest income, net	4.9	5.7	—	5.7
Other income (expense), net	0.5	(2.2)	(0.6)	(2.8)
Income (loss) before income taxes	$34.3	$136.2	$24.1	$160.3

(1)	Includes actual results from the acquisition date of June 15, 2012, through December 29, 2012, for Central Europe, combined with actual results of our historical U.K. segment.

(2)	Includes pre-acquisition results for StarBev from January 1, 2012, through June 15, 2012, and pro forma adjustments.

(3)	Includes actual results of our historical U.K. segment, combined with actual results for Central Europe from the acquisition date of June 15, 2012, through December 29, 2012, as well as pro forma results and adjustments from January 1, 2012, through June 15, 2012.

(4)	Reflects gross segment sales and for full year 2013 includes intercompany sales to MCI of 0.066 million hectoliters and $4.8 million of net sales. Full year 2012 includes intercompany sales to MCI of 0.246 million hectoliters and $16.0 million of net sales. The offset is included within MCI cost of goods sold. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 14: Molson Coors International Results of Operations
($ In millions)
(Unaudited)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 29,	December 31,	December 29,
	2013	2012	2013	2012
Volume in hectoliters	0.285	0.276	1.109	1.188
Sales	$44.3	$45.0	$162.7	$171.0
Excise taxes	(6.1)	(6.2)	(25.1)	(24.0)
Net sales	38.2	38.8	137.6	147.0
Cost of goods sold(1)	(23.6)	(19.6)	(85.0)	(90.1)
Gross profit	14.6	19.2	52.6	56.9
Marketing, general and administrative expenses	(20.3)	(19.1)	(68.9)	(87.4)
Special items, net	5.6	(2.1)	4.4	(42.2)
Operating income (loss)	(0.1)	(2.0)	(11.9)	(72.7)
Other income (expense), net	0.1	0.2	0.1	0.6
Income (loss) before income taxes	$—	$(1.8)	$(11.8)	$(72.1)

(1)	Reflects gross segment amounts and for Q4 2013 and Q4 2012 includes intercompany cost of goods sold from Europe of $1.2 million and $3.3 million, respectively. For full year 2013 and full year 2012 includes intercompany cost of goods sold from Europe of $4.8 million and $16.0 million, respectively. The offset is included within Europe net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 15: Corporate Results of Operations
($ In millions)
(Unaudited)

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 29,	December 31,	December 29,
	2013	2012	2013	2012
Volume in hectoliters	—	—	—	—
Sales	$0.3	$0.3	$1.2	$1.2
Excise taxes	—	—	—	—
Net sales	0.3	0.3	1.2	1.2
Cost of goods sold	(1.9)	(0.1)	(3.6)	2.2
Gross profit	(1.6)	0.2	(2.4)	3.4
Marketing, general and administrative expenses	(25.0)	(24.6)	(107.4)	(130.8)
Special items, net	(1.0)	(0.9)	(1.3)	(2.0)
Operating income (loss)	(27.6)	(25.3)	(111.1)	(129.4)
Interest expense, net	(37.5)	(23.6)	(175.0)	(190.7)
Other income (expense), net	22.9	(10.7)	15.8	(85.8)
Income (loss) before income taxes	$(42.2)	$(59.6)	$(270.3)	$(405.9)

MillerCoors LLC (1)
Table 16: Results of Operations
($ In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Volume in hectoliters(2)	17.080	17.394	74.274	76.299
Sales	$2,068.1	$2,058.0	$8,969.8	$8,966.6
Excise taxes	(265.6)	(274.2)	(1,169.0)	(1,205.5)
Net sales	1,802.5	1,783.8	7,800.8	7,761.1
Cost of goods sold	(1,130.9)	(1,106.8)	(4,723.7)	(4,689.7)
Gross profit	671.6	677.0	3,077.1	3,071.4
Marketing, general and administrative expenses	(426.3)	(484.4)	(1,769.9)	(1,828.5)
Special items, net	(4.8)	(15.4)	(19.8)	(31.8)
Operating income	240.5	177.2	1,287.4	1,211.1
Interest income (expense), net	(0.2)	(0.3)	(1.6)	(1.4)
Other income (expense), net	0.4	(2.9)	2.0	1.7
Income before income taxes	240.7	174.0	1,287.8	1,211.4
Income tax expense	(0.8)	(1.7)	(3.9)	(5.5)
Net income	239.9	172.3	1,283.9	1,205.9
Less: Net income attributable to noncontrolling interests	(2.8)	(1.9)	(13.4)	(15.0)
Net income attributable to MillerCoors	$237.1	$170.4	$1,270.5	$1,190.9

(1)	Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 8 for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

(2)	Includes contract brewing and company-owned-distributor sales which are excluded from our worldwide beer volume calculation.

Molson Coors Brewing Company and Subsidiaries
Table 17: Condensed Consolidated Balance Sheets
($ In millions, except par value)
(Unaudited)

	As of
	December 31, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$442.3	$624.0
Accounts receivable, net	603.6	660.5
Other receivables, net	124.4	92.9
Inventories:
Finished	133.2	139.9
In process	23.3	20.3
Raw materials	36.9	43.5
Packaging materials	11.9	10.2
Total inventories	205.3	213.9
Other current assets, net	111.7	117.5
Deferred tax assets	50.4	39.2
Total current assets	1,537.7	1,748.0
Properties, net	1,970.1	1,995.9
Goodwill	2,418.7	2,453.1
Other intangibles, net	6,825.1	7,234.8
Investment in MillerCoors	2,506.5	2,431.8
Deferred tax assets	38.3	125.4
Notes receivable, net	23.6	26.3
Other assets	260.1	196.9
Total assets	$15,580.1	$16,212.2
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$1,336.4	$1,186.9
Derivative hedging instruments	73.9	6.0
Deferred tax liabilities	138.1	152.3
Current portion of long-term debt and short-term borrowings	586.9	1,245.6
Discontinued operations	6.8	7.9
Total current liabilities	2,142.1	2,598.7
Long-term debt	3,213.0	3,422.5
Pension and post-retirement benefits	462.6	833.0
Derivative hedging instruments	3.0	222.2
Deferred tax liabilities	911.4	948.5
Unrecognized tax benefits	92.7	81.8
Other liabilities	74.2	93.9
Discontinued operations	17.3	20.0
Total liabilities	6,916.3	8,220.6
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, no par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 167.2 shares and 164.2 shares, respectively)	1.7	1.6
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	108.5	110.2
Class B exchangeable shares, no par value (issued and outstanding: 19.0 shares and 19.3 shares, respectively)	714.1	724.4
Paid-in capital	3,747.6	3,623.6
Retained earnings	4,233.2	3,900.5
Accumulated other comprehensive income (loss)	154.9	(72.3)
Class B common stock held in treasury at cost (7.5 shares and 7.5 shares, respectively)	(321.1)	(321.1)
Total Molson Coors Brewing Company stockholders' equity	8,638.9	7,966.9
Noncontrolling interests	24.9	24.7
Total equity	8,663.8	7,991.6
Total liabilities and equity	$15,580.1	$16,212.2

Molson Coors Brewing Company and Subsidiaries
Table 18: Condensed Consolidated Statements of Cash Flows
($ In millions)
(Unaudited)

	Full Year Ended
	December 31, 2013	December 29, 2012
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$572.5	$439.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	320.5	272.7
Amortization of debt issuance costs and discounts	20.3	41.7
Share-based compensation	19.5	14.0
Loss (gain) on sale or impairment of properties and other assets, net	164.0	46.4
Deferred income taxes	(17.6)	72.5
Equity income in MillerCoors	(539.0)	(510.9)
Distributions from MillerCoors	539.0	510.9
Equity in net income of other unconsolidated affiliates	(19.1)	(15.7)
Distributions from other unconsolidated affiliates	13.0	15.2
Excess tax benefits from share-based compensation	(7.7)	(4.9)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	8.4	38.0
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations) and other	96.4	66.2
(Gain) loss from discontinued operations	(2.0)	(1.5)
Net cash provided by operating activities	1,168.2	983.7
Cash flows from investing activities:
Additions to properties	(293.9)	(222.3)
Proceeds from sales of properties and other assets	53.6	15.7
Acquisition of businesses, net of cash acquired	—	(2,258.3)
Payment on discontinued operations	—	(6.8)
Investment in MillerCoors	(1,186.5)	(1,008.8)
Return of capital from MillerCoors	1,146.0	942.4
Payments on settlement of derivative instruments	—	(110.6)
Loan repayments	10.6	22.9
Loan advances	(6.8)	(9.3)
Net cash used in investing activities	(277.0)	(2,635.1)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	88.8	34.1
Excess tax benefits from share-based compensation	7.7	4.9
Dividends paid	(234.6)	(232.2)
Dividends paid to noncontrolling interest holders	(4.1)	(5.0)
Payments for purchase of noncontrolling interest	(0.7)	(27.9)
Debt issuance costs	(0.4)	(40.3)
Proceeds from issuances of long-term debt	—	2,195.4
Payments on long-term debt and capital lease obligations	(1,317.0)	(226.7)
Payments on debt assumed in Acquisition	—	(424.3)
Proceeds from short-term borrowings	15.0	16.0
Payments on short-term borrowings	(15.2)	(17.2)
Proceeds from settlement of derivative instruments	6.6	—
Payments on settlement of derivative instruments	(119.4)	(8.2)
Net proceeds from (payments on) revolving credit facilities and commercial paper	507.4	7.8
Change in overdraft balances and other	6.7	(105.0)
Net cash (used in) provided by financing activities	(1,059.2)	1,171.4
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(168.0)	(480.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(13.7)	25.1
Balance at beginning of year	624.0	1,078.9
Balance at end of year	$442.3	$624.0

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334